Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Dobson Communications Corporation:
We consent to the use of our reports with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting included herein and to the reference to our firm under the heading “Experts” in the prospectus.
Our report covering the December 31, 2002 consolidated financial statements refers to a change in the method of accounting for identifiable intangible assets.
KPMG LLP
Oklahoma City, Oklahoma
December 6, 2005